Exhibit 99.1

EXCO Resources, Inc.
Pro forma financial information and footnotes
Year ended December 31, 2006

EXCO Resources, Inc. (EXCO or EXCO Resources), a Texas corporation, is an independent oil and natural gas company engaged in the acquisition, development and exploitation of onshore properties located in the continental United States.  Our operations are focused in key North American oil and natural gas areas including East Texas/North Louisiana, Appalachia, Mid-Continent and the Permian Basin. Our assets are characterized by long reserve lives, a multi-year inventory of development drilling and exploitation projects, high drilling success rates, and a high natural gas concentration.

Unless the context requires otherwise, references to “we”, “us”, and “our” are to EXCO Resources.

Significant transactions affecting pro forma financial information

Initial public offering

On February 14, 2006, we closed our initial public offering (IPO) and subsequently issued 53.6 million shares of our common stock, including shares subsequently issued pursuant to an exercise by the underwriters of their over-allotment option, for net proceeds of $662.1 million.  Proceeds from the IPO were used to redeem preferred stock of TXOK Acquisition, Inc. (TXOK — see “TXOK Acquisition” below), retire EXCO’s interim bank debt, pay down a portion of the TXOK debt and to pay fees and expenses incurred in connection with the IPO.

Concurrently with the closing of the IPO, EXCO Holdings merged with and into EXCO Resources and the shares of stock and stock options of EXCO Holdings were automatically converted into an equal number of like securities of EXCO Resources. As a result, EXCO Resources became the surviving company.

TXOK Acquisition

Concurrent with the consummation of the IPO, we advanced $158.8 million to TXOK to redeem the preferred stock of TXOK and issued an additional 388,889 shares of our common stock, valued at $4.7 million, as a redemption premium.   The redemption of this preferred stock completed the acquisition of TXOK and TXOK became our wholly-owned subsidiary effective February 14, 2006.  The total acquisition cost of TXOK was $665.1 million.

Allocations of the $665.1 million purchase price include approximately $549.9 million to oil and gas properties, $20.0 million to gathering and other fixed assets, $64.9 million to goodwill, $26.8 million to deferred income tax assets and $3.5 million to net working capital and other assets and liabilities.

Prior to our redemption of TXOK’s preferred stock, we held an 11% economic interest in TXOK and used the equity method of accounting for that investment until the merger.

Winchester Acquisition

On October 2, 2006, Winchester Acquisition, LLC, a wholly-owned subsidiary of EXCO Resources, completed the acquisition of Winchester Energy Company, Ltd. and its subsidiaries (Winchester) for approximately $1.1 billion in cash after closing purchase price adjustments.

The Winchester acquisition significantly increased our asset base in the East Texas/North Louisiana producing area and is consistent with our strategy to acquire and exploit properties which have significant development potential, primarily for natural gas.  The East Texas/North Louisiana properties included approximately 734 drilling locations, one-third of which are proved and 114,000 net undeveloped leasehold acres, of which approximately two-thirds are held by production.  Other assets included were 385 miles of gathering and pipeline operations, which we expect will assist in the expansion of EXCO’s gas gathering operations.

The assessment of the fair value of oil and natural gas properties were based on projections of expected future net cash flows, discounted to present value using appropriate discount rates for the oil and natural gas reserve categories. The assessment of fair value for the gathering and pipeline facilities was based on capitalization of current levels of cash flows generated by the assets.  Other assets and liabilities were recorded at their historical book values which EXCO’s management believes represent the best current estimate of fair value.

Allocation of the $1.1 billion purchase price included approximately $738.0 million to oil and natural gas properties, $151.1 million to gathering systems, pipelines and related facilities, $163.9 million to goodwill and $42.0 million to net working capital and other assets and liabilities.

Concurrent with the closing of the Winchester acquisition, EXCO Resources formed EXCO Partners, LP (EXCO Partners) and contributed its East Texas oil and natural gas properties, related pipeline and gathering systems, compressors and other production related equipment, and contracts (EXCO Legacy Assets), along with Winchester, to EXCO Partners in exchange for a payment of $150.0 million cash and additional equity interests in EXCO Partners.

Debt incurred in connection with Winchester Acquisition

In connection with the Winchester acquisition, EXCO Partners Operating Partnership, LP, a wholly-owned subsidiary of EXCO Partners (EPOP) entered into two credit facilities on October 2, 2006; a Revolving Credit Facility with a borrowing base of $750 million and a Senior Term Facility with a borrowing base of $650 million. Aggregate borrowings under the two facilities in October 2006 totaling $1.3 billion were used to close the Winchester acquisition and to pay EXCO Resources $150 million as consideration for EXCO Legacy Assets contributed to EPOP.

Other transactions

In addition to the TXOK and Winchester acquisitions, EXCO closed five acquisitions of producing oil and natural gas properties and undeveloped acreage during the year ended December 31, 2006.   None of the other 2006 transactions listed below qualify as “significant” under the SEC’s Rule 1-02(w) and Rule 3-05 of Regulation S-X. Therefore, no pro forma financial information is required for these other acquisition transactions.

In April 2006 and May 2006 we acquired producing properties and undeveloped acreage in two separate transactions in West Texas and the Cotton Valley trend in East Texas.  The aggregate purchase price for these two acquisitions was $135.8 million, after contractual adjustments, both of which were funded with indebtedness drawn under EXCO Resources’ credit agreement.

On April 28, 2006, EXCO closed the acquisition of 100% of the common stock of Power Gas Marketing and Transmission, Inc. for $113.0 million. The purchase price included the assumption of $13.1 million of debt and $38.1 million in outstanding derivative financial instruments. We funded this purchase with indebtedness drawn under the EXCO Resources credit agreement. The acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, “Accounting for Business Combinations.”

On August 4, 2006, we acquired producing properties and undeveloped acreage in Wyoming.  The purchase price of these assets was $27.5 million, subject to post-closing contractual adjustments, and was funded by $20.0 million of indebtedness drawn under the EXCO Resources credit agreement and $7.5 million of available cash.

On September 19, 2006, we acquired producing properties and undeveloped acreage in West Virginia for $49.1 million, after contractual adjustments.

On March 30, 2007, EPOP closed on an acquisition of oil and natural gas properties located in Jackson Parish, Louisiana for approximately $1.5 billion in cash, net of preliminary purchase price adjustments. This significant acquisition is being excluded from this voluntary filing as the required pro forma information is being completed and will be filed within 75 days of the closing pursuant to Item 9.01 of Form 8-K.

Unaudited pro forma financial information

Pro Forma Statement of Operations

The following unaudited condensed combined pro forma financial information presents statements of operations for the year ended December 31, 2006 and are based on the audited consolidated financial statements for EXCO for the year ended December 31, 2006, the audited statements of revenues and direct operating expenses of Winchester for the nine month period ended September 30, 2006, and the unaudited statements of operations of TXOK for the period from January 1, 2006 through February 14, 2006. The pro forma financial information gives effect to the following events, as discussed above under “Significant transactions affecting pro forma financial information”, as if each had occurred on January 1, 2006:

•      IPO;

•                  TXOK acquisition;

•                  Winchester acquisition; and

•                  Debt incurred in connection with the Winchester acquisition.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the combined financial position or results of operations that would have actually occurred had the described transactions occurred on the indicated dates or that may be achieved in the future.  The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the statements of revenues and direct operating expenses for Winchester included in EXCO’s Form 8-K/A filed on December 18, 2006 and EXCO’s Form 10-K for the year ended December 31, 2006, filed on March 19, 2007.  The pro forma information herein does not purport to be indicative of the results of operations that would have actually occurred had the above listed transactions occurred on January 1, 2006. However, management believes that the assumptions provide a reasonable basis for presenting the significant effect of these transactions and that the pro forma adjustments give appropriate effect to those assumptions.

EXCO Resources, Inc.

Unaudited pro forma condensed combined statement of operations

For the year ended December 31, 2006

		Historical	Historical	Pro forma adjustments				Pro forma
(in thousands, except per share data)	EXCO Resources, Inc.	TXOK Acquisition, Inc. Pre-EXCO acquisition period for January 1- February 13, 2006 (a)	Winchester Energy Company, Ltd. (revenues and direct operating expenses) January 1- October 1, 2006	TXOK acquisition, (a)		Winchester acquisition		EXCO Resources, Inc. pro forma reflecting TXOK and Winchester acquisitions
Revenues and other income:
Oil and natural gas	$355,780	$17,652	$156,858	$—		$—		$530,290
Gain on derivative financial instruments	198,664	23,612	—	—		—		222,276
Other income	5,005	251	—	—		—		5,256
Total revenues and other income	559,449	41,515	156,858	—		—		757,822

Costs and expenses:
Oil and natural gas production	68,874	3,179	32,200	—		—		104,253
Depreciation, depletion and amortization	135,722	6,613	—	(1,212	)(b)	56,188	(b)	197,311
Accretion of discount on asset retirement obligations	2,014	66	—	(3	)(c)	443	(c)	2,520
General and administrative	41,206	550	—	—		4,099	(d)	45,855
Interest	84,871	7,411	—	(8,732	)(f)	93,855	(h)	170,093
						(7,312	)(g)
Other (income) expense.	(1,593)	—	—	1,593	(e)	—		—
Total cost and expenses	331,094	17,819	32,200	(8,354)		147,273		520,032
Income (loss) before income taxes.	228,355	23,696	124,658	8,354		(147,273)		237,790
Income tax expense (benefit).	89,401	9,211	—	3,175	(i)	(8,594	)(i)	93,193
Income (loss) from continuing operation	$138,954	$14,485	$124,658	$5,179		$(138,679)		$144,597

Basic net income per common share	$1.44							$1.39
Diluted net income per common share	$1.41							$1.37
Weighted average shares outstanding, basic	96,727							104,047
Weighted average shares outstanding, diluted	98,453							105,773

EXCO Resources, Inc.
Notes to Pro forma condensed combined statement of operations for the year ended December 31, 2006
(unaudited)

(a)             EXCO acquired TXOK on February 14, 2006 by redeeming the TXOK preferred stock and assuming TXOK’s debt. Upon consummation of the IPO, EXCO advanced $158.8 million to TXOK to redeem its preferred stock. Upon redemption of the TXOK preferred stock, TXOK became a wholly-owned subsidiary of EXCO.

(b)            Reflects pro forma depreciation, depletion and amortization for the year ended December 31, 2006 on a consolidated basis as if the TXOK and Winchester acquisitions had occurred on January 1, 2006.

				EXCO
				Resources, Inc.
(in thousands, except rate)				Consolidated

Proved oil and natural gas properties.				$2,492,863
Less accumulated amortization				(142,591)
Estimated future development costs, net.				1,010,704
Full cost amortization base				$3,360,976

Total pro forma proved reserves as of January 1, 2006 (Mmcfe)				1,295,364
Amortization rate per Mcfe				$2.5946

	EXCO
	Resources	TXOK	Winchester

Pro forma production for the year ended December 31, 2006 (Mmcfe)	27,838	17,635	26,368	71,841
Amortization rate per Mcfe	$2.5946	$2.5946	$2.5946	$2.5946
Calculated amortization of full cost amortization base.	72,229	45,756	68,414	186,399
Pro forma depreciation of gas gathering systems and other assets acquired for pre acquisition period	—	—	4,500	4,500
Total pro forma depreciation, depletion and amortization.	72,229	45,756	72,914	190,899
Less historical depreciation, depletion and amortization.	(72,547)	(46,968)	(16,408)	(135,923)
Pro forma adjustment of depreciation, depletion and amortization for 2006	$(318)	$(1,212)	$56,506	$54,976

Note:  Pro forma Mcfe production quantities for EXCO for the year ended December 31, 2006 also include oil and natural gas production for TXOK, Winchester and other proved properties acquired in 2006 from the dates of acquisition by EXCO.  Such Mmcfe production volumes for TXOK and Winchester in the columns above represent

Mmcfe production prior to their respective acquisition dates.  Pro forma depreciation expense for Winchester reflects pre-acquisition depreciation attributable to acquired pipelines and gathering systems based on allocated purchase price amounts.

(c)             Reflects pro forma adjustment for accretion of ARO liability attributable to the TXOK and Winchester acquisitions for the year ended December 31, 2006 based on estimated costs and reserve engineering estimates as of December 31, 2006.

(d)            Represents adjustment for incremental general and administrative expenses attributable to operation of the Winchester properties as if these acquisitions had occurred on January 1, 2006, as the historical statements of revenues and direct operating expenses for this acquisition do not include general and administrative expenses.  Pro forma incremental general and administrative expense attributable to the Winchester Acquisition for the year ended December 31, 2006 is based on historical amounts actually incurred for such period in connection with the operations of its oil and natural gas field operations and general and administrative costs specifically identifiable with such operations

The incremental costs also include additional executive and administrative incremental personnel specifically attributable to EXCO’s operation of the properties from these acquisitions.  Costs of potential additional personnel and incremental costs for outside professional fees and other third party costs, which cannot be readily determined at this time and which management believes are not material, have not been included in pro forma general and administrative costs.  Such pro forma amounts are not necessarily indicative of the total incremental general and administrative expenses which might be incurred in connection with the Winchester properties going forward.

(e)             Reflects elimination of EXCO’s equity in earnings of TXOK for the period from January 1, 2006 through February 13, 2006, at which date TXOK became a wholly owned subsidiary of EXCO.

(f)               Pro forma entry to reflect reduction in interest expense associated with interim bank loan, the TXOK credit facility and the TXOK term loan, all of which were retired in whole or in part with proceeds from EXCO’s IPO.

(g)            Represents pro forma reduction in interest expense related to EXCO’s revolving credit facility giving effect to the application as of January 1, 2006 of $150 million cash received from EPOP in consideration of certain oil and natural gas assets transferred to EPOP.

(h)            Represents adjustment to historical interest expense to reflect interest expense on debt incurred by EXCO Partners in connection with the Winchester acquisition and the cash payment to EXCO in partial consideration for contribution of the EXCO Legacy Assets to EXCO Partners at rates assumed to be in effect during the period, as presented in the following table:

(in thousands, except rates)
Interest expense resulting from the issuance of $650,000 in borrowings under the Senior
Term Credit Agreement at average rate over the 2006 year of 11.32%	$55,807
Interest expense resulting from the issuance of $651,000 in borrowings under the Revolving
Credit Agreement at average rate over the 2006 year of 7.07%	34,918
Amortization of discount, commitment fees and related deferred debt offering costs of $19,372
for the 2006 year, based on the respective terms of the credit facilities and current interest rates	3,130
Total pro forma interest expense adjustment	$93,855

(i)                Entries to record adjustment of income tax expense (benefit) associated with pro forma adjustments related to the TXOK and Winchester acquisitions and other pro forma adjustments at a marginal rate of 38.0%.